Atrion Reports Fourth Quarter and Full Year 2015 Results

ALLEN, TX -- (Marketwired - February 22, 2016) - Atrion Corporation (NASDAQ: ATRI) announced today that for the fourth quarter of 2015 revenues were $32.4 million compared to $32.7 million in the same period of 2014, net income increased to $6.1 million from $6.0 million, and diluted earnings per share were up to $3.27 from $3.08 in the prior-year period. For the full year 2015, Atrion's revenues increased to $145.7 million from $140.8 million in 2014, net income was up to $28.9 million from $27.8 million, while diluted earnings per share increased to $15.47 from $14.08 in 2014.

Commenting on the Company's results for the fourth quarter compared to the same period in 2014, David A. Battat, President & CEO, said, "In the final quarter of 2015, we experienced weak demand and currency headwinds leading to some $300,000 in lower revenues and the same dollar impact on our operating income. Net income was slightly above the prior-year's comparable quarter but included two unusual items in this year's quarter: the recognition of an impairment loss of $2.4 million in our bond portfolio, and a reduction in our tax expense primarily related to R&D tax credits. Diluted EPS for the quarter increased 6%."

Mr. Battat observed, "For the year as whole, Fluid Delivery and Cardiovascular, our key areas that account for almost three-quarters of our sales, did well and revenues were up a combined 6%. Revenues from Ophthalmology, our smallest field accounting for less than 13% of sales, were down over $1.0 million." Mr. Battat added, "Diluted earnings per share were up 10% for the year compared with the full year of 2014." Mr. Battat stated, "In 2015, we continued our practice of returning capital to our stockholders through higher dividends and significant stock repurchases. While we did not acquire any shares in the fourth quarter, during the year we purchased a total of 89,862 shares at a cost of $30.9 million, averaging $343 per share. We again ended the year with no debt, while holding a healthy balance of $38.3 million in cash and short and long-term investments." Mr. Battat concluded, "For the full year of 2016, we continue to caution that our growth is likely to be modest with uneven quarterly comparisons reflecting not only volatility in ophthalmic sales but also the significant impact of the strong U.S. dollar on the more than one third of our sales to international markets."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding the Company's growth in 2016. Words such as "expects," "believes," "anticipates," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                             ATRION CORPORATION
                     CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (unaudited)

                                  Three Months Ended    Twelve Months Ended
                                     December 31,          December 31,
                                 --------------------  --------------------
                                    2015       2014       2015       2014
                                 ---------  ---------  ---------  ---------
Revenues                         $  32,372  $  32,693  $ 145,733  $ 140,762
Cost of goods sold                  17,084     17,011     74,752     72,244
                                 ---------  ---------  ---------  ---------
  Gross profit                      15,288     15,682     70,981     68,518
Operating expenses                   6,958      7,050     28,471     27,701
                                 ---------  ---------  ---------  ---------
  Operating income                   8,330      8,632     42,510     40,817

Interest income                        135        288        771      1,191
Other income (expense)              (2,411)        --     (2,411)        13
                                 ---------  ---------  ---------  ---------
Income before income taxes           6,054      8,920     40,870     42,021
Income tax provision                    (4)    (2,880)   (11,945)   (14,213)
                                 ---------  ---------  ---------  ---------
  Net income                     $   6,050  $   6,040  $  28,925  $  27,808
                                 =========  =========  =========  =========

Income per basic share           $    3.32  $    3.11  $   15.67  $   14.20
                                 =========  =========  =========  =========

Weighted average basic shares
 outstanding                         1,824      1,941      1,846      1,958
                                 =========  =========  =========  =========

                                 $    3.27  $    3.08  $   15.47  $   14.08
                                 =========  =========  =========  =========
Income per diluted share
Weighted average diluted shares
 outstanding                         1,849      1,959      1,870      1,975
                                 =========  =========  =========  =========

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                       Dec. 31,    Dec. 31,
ASSETS                                                   2015        2014
                                                     ----------- -----------
                                                     (Unaudited) (Unaudited)
Current assets:
  Cash and cash equivalents                          $    28,346 $    20,775
  Short-term investments                                      44       3,084
                                                     ----------- -----------
    Total cash and short-term investments                 28,390      23,859
  Accounts receivable                                     16,620      16,962
  Inventories                                             29,771      28,022
  Prepaid expenses and other                               2,934       4,720
  Deferred income taxes                                      580         573
                                                     ----------- -----------
    Total current assets                                  78,295      74,136

Long-term investments                                      9,866      21,760

Property, plant and equipment, net                        63,314      62,516
Other assets                                              12,861      13,102
                                                     ----------- -----------

                                                     $   164,336 $   171,514
                                                     =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                      9,316       9,936
  Line of credit                                              --          --
  Other non-current liabilities                           10,922      12,008
  Stockholders' equity                                   144,098     149,570
                                                     ----------- -----------

                                                     $   164,336 $   171,514
                                                     =========== ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800